Exhibit 99.1

Foresight Energy LP Reports First Quarter 2019 Results

First Quarter 2019 Highlights:

•	Coal sales of $267 million on sales volumes of 5.7 million tons.
•	Adjusted EBITDA of $65.5 million.
•	Cash flows from operations of $49.2 million.
•	Net loss of $16.8 million, or ($0.09) per common unit and ($0.15) per subordinated unit.

ST.  LOUIS, Missouri — (BUSINESS WIRE) — May 8, 2019 — Foresight Energy LP (“Foresight” or the “Partnership”) (NYSE: FELP) today reported financial and operating results for the first quarter ended March 31, 2019.  Foresight generated first quarter coal sales revenues of $267.3 million on sales volumes of nearly 5.7 million tons, resulting in a net loss of $16.8 million, Adjusted EBITDA of $65.5 million, and cash flows from operations of $49.2 million. Production was strong with the mines safely and efficiently producing over 6 million tons during the quarter.  Foresight also announced that the Board of Directors of its General Partner has suspended the quarterly distribution to common unitholders.

“Despite the difficult flooding conditions experienced on the river and at our ports on the Gulf, we exported nearly 2.2 million tons during the quarter and, given our contracted position, we maintained sales realizations even though we continue to see a decline in API2 pricing,” remarked Mr. Robert D. Moore, Chairman, President, and Chief Executive Officer.  These factors, combined with our continued industry-leading cost structure, allowed us to maintain comparable margins quarter-over-quarter.”

Mr. Moore further commented, “Regarding the decision to suspend the quarterly cash distribution at this time, the Board considered the current export price environment and challenging logistical conditions, the desire to maintain financial strength and flexibility, and other factors to conclude that our cash resources would be best directed towards other uses including, among other things, liquidity improvement and debt reduction.”

Consolidated Financial Results

Quarter Ended March 31, 2019 Compared to Quarter Ended March 31, 2018

Coal sales totaled $267.3 million for the first quarter 2019 compared to $238.4 million for the first quarter 2018, representing an increase of $28.9 million, or over 12%.  The increase in coal sales revenues was driven by a nearly 9%, or 456 thousand ton, increase in tons sold combined with an increase in coal sales realizations of over 3%, or $1.44 per ton sold.  The increases in sales volumes and sales realizations per ton were primarily the result of increased export sales.  Although API2 pricing has declined during the first quarter 2019, Foresight’s contracted position allowed it to maintain comparable coal sales realizations on export tons.

Cost of coal produced was $134.0 million for the first quarter 2019 compared to $120.6 million for the first quarter 2018.  The increase in cost of coal produced was primarily due to higher sales volumes during the first quarter 2019, as the cost per ton sold was comparable quarter-over-quarter.

Transportation costs increased approximately $12.4 million from the first quarter 2018 to the first quarter 2019 because of higher sales volumes and a higher percentage of sales going to the export market during the current quarter and the additional transportation and transloading costs associated therewith.

The small increase in selling, general and administrative expense during the first quarter 2019 was primarily due to increased sales and marketing expense associated with increased export sales volumes.

Interest expense during the first quarter 2019 increased $1.0 million compared to interest expense during the first quarter 2018 primarily due to outstanding borrowings on the revolving credit facility and overall higher variable interest rates during the current quarter, offset by lower overall outstanding principal balances.

During the first quarter 2019, Foresight generated operating cash flows of $49.2 million and ended the quarter with $3.5 million in cash and $112.7 million of available borrowing capacity, net of outstanding borrowings and letters of credit, under its revolving credit facility.  Capital expenditures for the first quarter 2019 totaled $35.1 million compared $16.5 million for the first quarter 2018.  The increase in capital expenditures was primarily the result of land purchases, a new portal at the Sugar Camp complex, and development of the Hillsboro complex.

Guidance for 2019

Based on Foresight’s contracted position, recent performance, and its current outlook on pricing and the coal markets in general, the Partnership is updating the following guidance for 2019:

Sales Volumes – Based on current committed position and expectations for 2019, Foresight is projecting sales volumes to be between 20.0 and 22.0 million tons, with over 6.0 million tons expected to be sold into the international market.

Adjusted EBITDA – Based on the projected sales volumes and operating cost structure, Foresight currently expects to generate Adjusted EBITDA in a range of $260 to $300 million.

Capital Expenditures – Total 2019 capital expenditures are estimated to be between $70 and $85 million.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws.  These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks.  There can be no assurance that actual results will not differ from those expected by management of the Partnership.  Known material factors that could cause actual results to differ from those in the forward-looking statements are described in Part I, “Item 1A.  Risk Factors” of the Partnership’s Annual Report on Form 10-K filed on February 27, 2019.  The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware of, after the date hereof.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

The Partnership defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, depletion, amortization and accretion.  Adjusted EBITDA is also adjusted for equity-based compensation, losses/gains on commodity derivative contracts, settlements of derivative contracts, contract amortization and write-off, a change in the fair value of the warrant liability and material nonrecurring or other items, which may not reflect the trend of future results.  As it relates to commodity derivative contracts, the Adjusted EBITDA calculation removes the total impact of derivative gains/losses on net income (loss) during the period and then adds/deducts to Adjusted EBITDA the amount of aggregate settlements during the period. Adjusted EBITDA also includes any insurance recoveries received, regardless of whether they relate to the recovery of mitigation costs, the receipt of business interruption proceeds, or the recovery of losses on machinery and equipment.

The Partnership believes the presentation of Adjusted EBITDA provides useful information to investors in assessing the Partnership’s financial condition and results of operations.  Adjusted EBITDA should not be considered an alternative to net (loss) income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with U.S. GAAP, nor should Adjusted EBITDA be considered an alternative to operating surplus, adjusted operating surplus or other definitions in the Partnership’s partnership agreement.  Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, of the items that affects net (loss) income.  Additionally, because Adjusted EBITDA may be defined differently by other companies in the industry, and the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, the utility of such a measure is diminished.  For a reconciliation of Adjusted EBITDA to net (loss) income, please see the table below.

This press release references forward-looking estimates of Adjusted EBITDA projected to be generated by the Partnership during the year ending December 31, 2019. A reconciliation of estimated 2019 Adjusted EBITDA to U.S. GAAP net income (loss) is not provided because U.S. GAAP net income (loss) for the projection period is not practical to assess due to unknown variables and uncertainty related to future results. In recent years, the Partnership has recognized significant asset impairment charges, transition and reorganization costs, losses on early extinguishment of debt, and debt restructuring costs.  While these items affect U.S. GAAP net income (loss), they are generally excluded from Adjusted EBITDA. Therefore, these items do not materially impact the Partnership’s ability to forecast Adjusted EBITDA.

About Foresight Energy LP

Foresight is a leading producer and marketer of thermal coal controlling nearly 2.1 billion tons of coal reserves in the Illinois Basin. Foresight currently operates two longwall mining complexes with three longwall mining systems (Williamson (one longwall mining system) and Sugar Camp (two longwall mining systems)), one continuous mining operation (Macoupin) and the Sitran river terminal on the Ohio River. Additionally, Foresight has recently resumed continuous miner production at its Hillsboro complex and continues to evaluate potential future mining options. Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Cody E. Nett

Corporate Secretary

740-338-3100

Investor.relations@foresight.com

Cody.Nett@coalsource.com

Foresight Energy LP

Consolidated Balance Sheets

(In Thousands)

	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$3,486	$269
Accounts receivable	27,274	32,248
Due from affiliates	38,658	49,613
Financing receivables - affiliate	3,459	3,392
Inventories, net	63,625	56,524
Prepaid royalties - affiliate	1,619	2,000
Deferred longwall costs	26,401	14,940
Other prepaid expenses and current assets	8,603	10,872
Contract-based intangibles	1,031	1,326
Total current assets	174,156	171,184
Property, plant, equipment and development, net	2,134,244	2,148,569
Financing receivables - affiliate	59,815	60,705
Prepaid royalties, net	3,054	2,678
Other assets	12,431	4,311
Contract-based intangibles	545	726
Total assets	$2,384,245	$2,388,173
Liabilities and partners’ capital
Current liabilities:
Current portion of long-term debt and finance lease obligations	$43,000	$53,709
Current portion of sale-leaseback financing arrangements	6,807	6,629
Accrued interest	31,684	24,304
Accounts payable	116,797	99,735
Accrued expenses and other current liabilities	66,235	67,466
Asset retirement obligations	6,578	6,578
Due to affiliates	16,304	17,740
Contract-based intangibles	8,211	8,820
Total current liabilities	295,616	284,981
Long-term debt and finance lease obligations	1,203,094	1,194,394
Sale-leaseback financing arrangements	187,976	189,855
Asset retirement obligations	39,578	38,966
Other long-term liabilities	17,454	16,428
Contract-based intangibles	65,281	66,834
Total liabilities	1,808,999	1,791,458
Limited partners' capital:
Common unitholders (80,939 and 80,844 units outstanding as of March 31, 2019 and December 31, 2018, respectively)	366,064	377,880
Subordinated unitholder (64,955 units outstanding as of March 31, 2019 and December 31, 2018)	209,182	218,835
Total partners' capital	575,246	596,715
Total liabilities and partners' capital	$2,384,245	$2,388,173

Foresight Energy LP

Consolidated Statement of Operations

(In Thousands, Except Per Unit Data)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Revenues:
Coal sales	$267,337	$238,387
Other revenues	1,735	2,339
Total revenues	269,072	240,726

Costs and expenses:
Cost of coal produced (excluding depreciation, depletion and amortization)	133,981	120,570
Cost of coal purchased	2,375	1,751
Transportation	58,834	46,443
Depreciation, depletion and amortization	46,548	51,420
Contract amortization	(1,686)	(1,420)
Accretion on asset retirement obligations	551	731
Selling, general and administrative	8,647	7,775
Other operating (income) expense, net	(67)	(648)
Operating income	19,889	14,104
Other expenses
Interest expense, net	36,710	35,673
Net loss	$(16,821)	$(21,569)

Net loss available to limited partner units - basic and diluted:
Common unitholders	$(7,168)	$(9,789)
Subordinated unitholder	$(9,653)	$(11,780)

Net loss per limited partner unit - basic and diluted:
Common unitholders	$(0.09)	$(0.12)
Subordinated unitholder	$(0.15)	$(0.18)

Weighted average limited partner units outstanding - basic and diluted:
Common units	80,915	78,846
Subordinated units	64,955	64,955

Distributions declared per limited partner unit	$0.0600	$0.0565

Foresight Energy LP

Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Cash flows from operating activities
Net loss	$(16,821)	$(21,569)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	46,548	51,420
Amortization of debt discount	700	655
Contract amortization	(1,686)	(1,420)
Accretion on asset retirement obligations	551	731
Equity-based compensation	233	177
Changes in operating assets and liabilities:
Accounts receivable	4,974	6,547
Due from/to affiliates, net	9,519	11,392
Inventories	(4,228)	(12,927)
Prepaid expenses and other assets	(9,235)	(6,424)
Prepaid royalties	5	2,004
Accounts payable	17,062	9,218
Accrued interest	7,380	13,315
Accrued expenses and other current liabilities	(6,157)	(1,466)
Other	322	53
Net cash provided by operating activities	49,167	51,706
Cash flows from investing activities
Investment in property, plant, equipment and development	(35,096)	(16,531)
Return of investment on financing arrangements with Murray Energy (affiliate)	823	778
Net cash used in investing activities	(34,273)	(15,753)
Cash flows from financing activities
Borrowings under revolving credit facility	21,000	—
Payments on revolving credit facility	(13,000)	—
Payments on long-term debt and finance lease obligations	(10,709)	(12,608)
Distributions paid	(4,856)	(4,510)
Payments on sale-leaseback and short-term financing arrangements	(4,112)	(2,461)
Net cash used in financing activities	(11,677)	(19,579)
Net increase in cash, cash equivalents, and restricted cash	3,217	16,374
Cash, cash equivalents, and restricted cash, beginning of period	269	2,179
Cash, cash equivalents, and restricted cash, end of period	$3,486	$18,553

Reconciliation of U.S. GAAP Net Loss Attributable to Controlling Interests to Adjusted EBITDA (In Thousands)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018	Three Months Ended December 31, 2018
Net (loss) income	$(16,821)	$(21,569)	$16,879
Interest expense, net	36,710	35,673	36,809
Depreciation, depletion and amortization	46,548	51,420	53,128
Accretion and changes in estimates on asset retirement obligations	551	731	(10,364)
Contract amortization	(1,686)	(1,420)	(9,782)
Equity-based compensation	233	177	199
Adjusted EBITDA	$65,535	$65,012	$86,869

Operating Metrics (In Thousands, Except Per Ton Data)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018	Three Months Ended December 31, 2018
Produced tons sold	5,646	5,199	6,087
Purchased tons sold	50	41	58
Total tons sold	5,696	5,240	6,145

Tons produced	6,065	5,667	6,061

Coal sales realization per ton sold(1)	$46.93	$45.49	$48.33
Cash cost per ton sold(2)	$23.73	$23.19	$22.30
Netback to mine realization per ton sold(3)	$36.61	$36.63	$38.03

(1) - Coal sales realization per ton sold is defined as coal sales divided by total tons sold.
(2) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.
(3) - Netback to mine realization per ton sold is defined as coal sales less transportation expense divided by tons sold.